Exhibit 10.3

TRANSPORTATION SERVICES AGREEMENT

(Anacortes Short Haul Pipelines)

This Transportation Services Agreement (this “Agreement”) is effective as of the Commencement Date (as defined below), by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), for purposes of Section 21(a) only, Tesoro Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), and Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), on the one hand, and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), on the other hand.

RECITALS

WHEREAS, on the date hereof, TRMC will contribute certain assets to the General Partner, the General Partner will contribute those assets to the Partnership and the Partnership will contribute those assets to TLO pursuant to the Contribution, Conveyance and Assumption Agreement dated as of the date hereof (the “Contribution Agreement”);

WHEREAS, pursuant to the Contribution Agreement, TLO is the owner of several short-haul petroleum pipelines, as depicted on Schedule A as Items No. 1 and 2, which connect to manifolds operated by interstate petroleum pipeline companies (collectively, the “Short Haul Pipelines”);

WHEREAS, each of the Short Haul Pipelines provides services only to TRMC as direct support for the operations of TRMC’s refinery located in Anacortes, Washington (the “Refinery”), and none of the Short Haul Pipelines are designed, located or configured to provide services to any customer other than TRMC or to provide transportation services for any locations other than the Refinery and TLO’s storage tank farm located at the Refinery (the “Storage Facility”);

WHEREAS, the pipeline shown as Item No. 1 on Schedule A (the “Crude Pipeline”) connects the Storage Facility to the manifold of the Trans Mountain Pipeline, and the pipelines shown on Item No. 2 on Schedule A (the “Product Pipelines”) connect the Storage Facility to the manifold of the Olympic Pipeline;

WHEREAS, TLO intends to provide transportation services to TRMC with respect to the Crude Pipeline and the Product Pipelines, subject to and upon the terms and conditions of this Agreement;

WHEREAS, TLO will agree to operate and maintain the Short Haul Pipelines in good working order and ship crude oil and petroleum products on the Short Haul Pipelines, subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

1.	DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

“Agreement” has the meaning set forth in the Preamble.

“Andeavor” means Andeavor, a Delaware corporation, and the parent company of TRMC.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Capacity Resolution” has the meaning set forth in Section 19(c).

“Commencement Date” means November 8, 2017.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Contract Year” means the period commencing on the Commencement Date and ending on the date that is twelve calendar Months after the Commencement Date and each successive calendar year thereafter.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Crude Base Fee” means per Barrel throughput fee for the Crude Pipeline as set forth on a Pipeline Service Order multiplied by the actual throughput by TRMC through the Crude Pipeline for the particular Month.

“Crude Oil” means crude oil, other black oils, cut back resid, cutter stock, gas oil, other refinery feedstocks, and any other material shipped on the Trans Mountain Pipeline.

“Crude Pipeline” has the meaning set forth in the Recitals.

“Crude Pipeline Shortfall Credit” has the meaning set forth in Section 9(b).

“Crude Pipeline Throughput Capacity” means an aggregate volume of 4,562,500 Barrels of Crude Oil per Month transported through the Crude Pipeline.

“Extension Period” has the meaning set forth in Section 3.

“FERC” means the Federal Energy Regulatory Commission.

“First Offer Period” has the meaning set forth in Section 17(b).

“Force Majeure” means events or circumstances, whether foreseeable or not, not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome, that prevent or limit performance of TLO’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, equipment, storage tanks or lines of pipe, and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.

“Force Majeure Notice” has the meaning set forth in Section 18(a).

“Force Majeure Period” has the meaning set forth in Section 18(a).

“General Partner” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body, port authority or other authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Initial Term” has the meaning set forth in Section 3.

“Minimum Crude Pipeline Throughput Volume” means an aggregate volume of 1,238,415 Barrels of Crude Oil per Month transported through the Crude Pipeline; provided, however, that the Minimum Crude Pipeline Throughput Volume for any partial calendar month during the Term of this Agreement shall be prorated in accordance with the ratio of the number of days in such Month to the total number of days in such Month.

“Minimum Product Pipeline Throughput Volume” means an aggregate volume of 1,636,569 Barrels of Petroleum Products per Month transported through the Product Pipelines; provided, however, that the Minimum Product Pipeline Throughput Volume for any partial calendar month during the Term of this Agreement shall be prorated in accordance with the ratio of the number of days in such Month to the total number of days in such Month.

“Month” means the period commencing on the Commencement Date and ending on the last day of that calendar month and each successive calendar month thereafter.

“MCPTF” means a Monthly fee calculated by multiplying the Minimum Crude Pipeline Throughput Volume by the Crude Base Fee.

“MPPTF” means a Monthly fee calculated by multiplying the Minimum Product Pipeline Throughput Volume by the Petroleum Product Base Fee.

“Omnibus Agreement” means that certain Fourth Amended and Restated Omnibus Agreement, dated as of October 30, 2017, by and among Andeavor, TRMC, Tesoro Companies, Inc., Tesoro Alaska Company LLC, the General Partner and the Partnership, as such agreement (and the schedules thereto) may be amended, supplemented or restated from time to time.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Group” has the meaning set forth in Section 13(b).

“Partnership Change of Control” means Andeavor ceases to Control the General Partner.

“Party” or “Parties” means that each of TLO and TRMC is a “Party” and collectively are the “Parties” to this Agreement.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Pipeline Service Order” has the meaning set forth in Section 8(a).

“Petroleum Product Base Fee” means the per Barrel throughput fees for the Product Pipelines as set forth on a Pipeline Service Order multiplied by the actual throughput by TRMC through the Product Pipelines for the particular Month.

“Petroleum Products” means, gasoline, gasoline blend components, diesel, distillate, distillate blend components, jet/aviation fuel, or any other product shipped on the Olympic Pipeline.

“Product Pipelines” has the meaning set forth in the Recitals.

“Product Pipeline Shortfall Credit” has the meaning set forth in Section 8(c).

“Product Pipeline Throughput Capacity” means an aggregate volume of 3,954,167 Barrels of Petroleum Products per Month transported through the Product Pipelines.

“Products” means Crude Oil or Petroleum Products.

“Receiving Party Personnel” has the meaning set forth in Section 24(d).

“Refinery” has the meaning set forth in the Recitals.

“Regulatory Obligations” means standards, regulations, permits or conditions required by a Governmental Authority.

“Related Agreements” means the Anacortes II Storage Services Agreement, the Anacortes Manifest Rail Terminalling Services Agreement, and the Anacortes Marine Terminal Operating Agreement entered into between TRMC and TLO concurrently herewith.

“Restoration” is defined in Section 19(b).

“Right of First Refusal” has the meaning set forth in Section 17(b).

“Secondment Agreement” shall mean the First Amended and Restated Secondment and Logistics Services Agreement dated as of October 30, 2017, as amended, and related service orders.

“Services” has the meaning set forth in Section 5(a).

“Short Haul Pipelines” has the meaning set forth in the Recitals.

“Surcharge’ has the meaning set forth in Section 7(b).

“Term” has the meaning set forth in Section 3.

“Termination Notice” has the meaning set forth in Section 18(a).

“TLO” has the meaning set forth in the Preamble.

“TLO Group” has the meaning set forth in Section 13(b).

“TRMC” has the meaning set forth in the Preamble.

“TRMC Group” has the meaning set forth in Section 13(a).

“TRMC Termination Notice” has the meaning set forth in Section 18(b).

2.	GENERAL UNDERTAKINGS

Subject to the terms and conditions of this Agreement, the applicable operating permits, the limitations of the Short Haul Pipelines, the limitations of connecting carriers, the rules and procedures for the Short Haul Pipelines set forth in Pipeline Service Orders, if any, and all Applicable Law, TLO shall provide throughput service on the Crude Pipeline for TRMC up to the Crude Pipeline Throughput Capacity and throughput service on the Product Pipelines for TRMC up to the Product Pipeline Throughput Capacity, subject to reduction as set forth herein.

3.	TERM

(a) The initial term of this Agreement shall commence on the Commencement Date and shall be for a period of ten (10) years until the tenth (10th) anniversary of the Commencement Date (the “Initial Term”); provided, however, that Customer may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TLO no less than three hundred sixty-five (365) calendar days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any Extension Period shall be referred to herein as the “Term.”

(b) If Customer has not provided written notice of its intent to extend the Initial Term for the first Extension Period pursuant to clause (a) above, TLO may, at its option, provide written notice to Customer no less than ninety (90) days prior to the end of the Initial Term to extend the Initial Term for an additional two (2) years.

4.	TRANSPORTATION FEES

(a) TRMC agrees to pay TLO the higher of the Crude Base Fee or the MCPTF; and

(b) TRMC agrees to pay TLO the higher of the Petroleum Product Base Fee or the MPPTF.

5.	SERVICES; HOURS; VOLUME GAINS AND LOSSES

(a) Services. TLO shall throughput and handle TRMC’s Products across the Short Haul Pipelines, make all tie-ups and connections at the Short Haul Pipelines, provide regulatory compliance reporting that TLO is required to perform as the operator of the Short Haul Pipelines, and provide such other services set forth in this Agreement (the “Services”). TLO will timely provide TRMC with a copy of any regulatory compliance report filed by TLO regarding TRMC’s Products upon request by TRMC. TLO will provide the labor and supervision necessary to perform the Services contemplated by this Agreement, and TLO will provide and maintain the equipment necessary to perform the Services contemplated by this Agreement. TLO will maintain the Short Haul Pipelines according to good industry practice and will use reasonable care in performing the Services consistent with customary industry practices. TLO shall operate the Short Haul Pipelines in accordance with the applicable provisions of any Pipeline Service Order with respect to the Short Haul Pipelines.

(b) Existing Contractors. TLO may continue to utilize labor, equipment, materials and supplies provided by contractors under their existing service agreements with TRMC to perform work to be performed by TLO hereunder, without the requirement that such existing contracts be amended, assigned or replaced. Such contracts with TRMC may continue to cover the work to be provided by TLO hereunder, as provided under Section 4(a) of the Secondment Agreement, and TLO shall be responsible for the costs and expenses of such work performed by such contractors pursuant to those provisions of the Secondment Agreement.

(c) Hours. Subject to the terms and conditions of the rules and procedures for the Short Haul Pipelines set forth in Pipeline Service Orders, if any, the Short Haul Pipelines will be available on 24/7/365 basis, as needed.

(d) Volume Gains and Losses. TLO shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for normal course physical losses that may result from the transportation of the Products across the Short Haul Pipelines. TRMC will bear any volume gains and losses that may result from the transportation of the Products through the Short Haul Pipelines.

6.	EXCLUSIVE SERVICE

In order to effectuate the underlying objectives of this Agreement, TLO agrees as follows:

(a) Subject to Applicable Law, during the Term, the Short Haul Pipelines shall be dedicated exclusively to the use of TRMC, and TLO shall not use the Short Haul Pipelines to provide services for any third party, except upon specific directions from TRMC.

(b) Subject to Force Majeure and required maintenance and repairs and the other provisions hereunder, TLO shall make Short Haul Pipelines continuously available to TRMC at all times, and shall ship all volumes of Products nominated by TRMC for shipment on the Short Haul Pipelines upon request. TLO and TRMC shall coordinate shipment schedules with each other and with connecting pipelines, and TLO shall not be obligated to make any shipment at any time when a connecting pipeline is not prepared to deliver or receive it, as applicable, it being understood that TRMC shall be primarily responsible for nominating receipts and deliveries to third party pipeline carriers. In the event that TLO must remove the Crude Pipeline or any of the Product Pipelines from active service for repair or maintenance, then TLO shall provide TRMC with as much advance notice as possible under the circumstances, and the Parties shall cooperate to minimize the impact of such downtime on operation of the Refinery.

(c) In the event TLO is required to file a tariff with the FERC or any other Governmental Authority with respect to the Short Haul Pipelines, to the maximum extent permitted under Applicable Law, TLO shall ensure that any such tariffs do not prejudice any of TRMC’s rights under the terms of this Agreement.

7.	REIMBURSEMENT; SURCHARGES

(a) Reimbursement. TRMC shall promptly reimburse TLO for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any Governmental Authority that TLO incurs on TRMC’s behalf for the services provided by TLO under this Agreement or any applicable Pipeline Service Order. If TLO is required to pay any of the foregoing, TRMC shall promptly reimburse TLO in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes shall be specified in an applicable Pipeline Service Order.

(b) Surcharges.

(i) If, during the Term, any existing laws or regulations are changed or any new laws or regulations (other than taxes) are enacted that require TLO to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the Short Haul Pipelines or with respect to the services provided hereunder, TLO may, subject to the terms of this Section 7(b), impose a surcharge to increase the applicable service fee (a “Surcharge”) to cover TRMC’s pro rata share of the cost of complying with these laws or regulations, based upon the percentage of TRMC’s use of the services or facilities impacted by such new laws or regulations.

(ii) TLO shall notify TRMC of any proposed Surcharge to be imposed pursuant to Section 7(b)(i) sufficient to cover the cost of any required capital projects and any ongoing increased operating costs. TLO and TRMC then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized at an interest rate of no more than LIBOR plus six percent (LIBOR + 6%) as a Surcharge, with the understanding that TLO and TRMC shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes to the operating capacities or other performance standards set forth in a Pipeline Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.

(iii) In the event any Surcharge results in less than a fifteen percent (15%) increase in the applicable service fee, TRMC will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and TLO shall not terminate the affected service from this Agreement.

(iv) In the event any Surcharge results in a fifteen percent (15%) or more increase in the applicable service fee, TLO shall notify TRMC of the amount of the Monthly Surcharge required to reimburse TLO for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.

(A) If within thirty (30) days of such notification provided in Section 7(b)(iv), TRMC does not agree to pay such Surcharge or to reimburse TLO up front for its costs, TLO may elect to either:

(1) require TRMC to pay such Surcharge, up to a fifteen percent (15%) increase in the applicable service fee; or

(2) terminate the applicable Short Haul Pipeline from this Agreement upon notice to TRMC.

(B) TLO’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30)-day period to the extent that TLO would be obligated to make such expenditures to continue performance during such period.

(v) Following a resolution with respect to the amount and manner of payment of a Surcharge pursuant to this Section 7, the Parties shall execute an appropriate Pipeline Service Order memorializing the terms of such resolution.

(vi) In lieu of paying the Surcharge in connection with any required capital project, TRMC may, at its option, elect to pay the full cost of the substantial and unanticipated expenditures upon completion of a project.

8.	PIPELINE SERVICE ORDERS; PAYMENTS

(a) TLO and TRMC shall enter into one or more pipeline service orders for the Short Haul Pipelines substantially in the form attached hereto as Exhibit 1 (each, a “Pipeline Service Order”). Upon a request by TRMC pursuant to this Agreement or as deemed necessary or appropriate by TLO in connection with the services to be delivered pursuant hereto, TLO shall generate a Pipeline Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Pipeline Service Order shall be effective until fully executed by both TLO and TRMC. Items available for inclusion on a Pipeline Service Order include, but are not limited to:

(i) The rules and procedures for the Short Haul Pipelines, if any, referenced in Section 2;

(ii) The per Barrel throughput fee for the Crude Pipeline;

(iii) The per Barrel throughput fee for the Products Pipelines;

(iv) Any other services and the fees for such services;

(v) Any capital expenditures and related costs to be incurred;

(vi) Any surcharges for additional capital expenditures and related costs;

(vii) Methods for adjusting fees and charges;

(viii) Measurement procedures to determine volumes being throughput through the Short Haul Pipelines; and

(ix) Any other services as may be agreed.

(b) Monthly Crude Pipeline Shortfall Credit. If the Crude Base Fee is less than the MCPTF, then TRMC shall receive a “Crude Pipeline Shortfall Credit” equal to such difference. Actual volumes of Barrels throughput through the Crude Pipeline are to be determined Monthly, based upon metering receipts of the Trans Mountain Pipeline at the connection point of the Crude Pipeline to the Trans

Mountain Pipeline. Such third-party receipts shall be deemed conclusive between TRMC and TLO absent manifest error. The Crude Pipeline Shortfall Credit shall be credited as follows:

(i) The dollar amount of any Crude Pipeline Shortfall Credit included in the Monthly invoice will be posted as a credit to TRMC’s account and may be applied against amounts owed by TRMC for volumes in excess of the Minimum Crude Pipeline Throughput Volume during any of the succeeding three (3) Months; and

(ii) Any portion of the Crude Pipeline Shortfall Credit that is not used by TRMC during the succeeding three (3) Months will expire at the end of said three (3) Month period relating to the respective credit and be reset to zero.

(c) Monthly Product Pipeline Shortfall Credit. If the Petroleum Product Base Fee is less than the MPPTF, then TRMC shall receive a “Product Pipeline Shortfall Credit” equal to such difference. Actual volumes of Barrels throughput through the Product Pipelines are to be determined Monthly, based upon metering receipts of the Olympic Pipeline at the connection point of the Product Pipelines to the Olympic Pipeline. Such third-party receipts shall be deemed conclusive between TRMC and TLO absent manifest error. The Product Pipeline Shortfall Credit shall be credited as follows:

(i) The dollar amount of any Product Pipeline Shortfall Credit included in the Monthly invoice will be posted as a credit to TRMC’s account and may be applied against amounts owed by TRMC for volumes in excess of the Minimum Product Pipeline Throughput Volume during any of the succeeding three (3) Months; and

(ii) Any portion of the Product Pipeline Shortfall Credit that is not used by TRMC during the succeeding three (3) Months will expire at the end of said three (3) Month period relating to the respective credit and be reset to zero.

(d) Invoices. Except with respect to the Surcharge described in Section 7(b), TLO shall invoice TRMC on a Monthly basis and TRMC shall pay all amounts due under this Agreement and any Pipeline Service Order no later than ten (10) calendar days after TRMC’s receipt of TLO’s invoices. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

(e) Disputed Amounts. If TRMC reasonably disputes any amount invoiced by TLO, TRMC shall pay the amount of the invoice when due and provide TLO with written notice stating the nature of the dispute prior to thirty (30) days after the due date of the invoice. TRMC and TLO shall use reasonable commercial diligence to resolve disputes in a timely manner through the dispute resolution procedures provide for herein. All portions of the disputed amount determined to be owed the TRMC shall be refunded to the TRMC within ten (10) days of the dispute resolution.

(f) Fee Increases. Any fees of a fixed amount set forth in this Agreement and any Pipeline Service Order shall be increased on July 1 of each year of the Term, commencing on July 1, 2018, by a percentage equal to the greater of zero or the positive change, if any, in the CPI-U (All Urban Consumers) for the prior calendar year, as reported by the Bureau of Labor Statistics, and rounded to the nearest one-tenth (1/10) of one percent (1%).

(g) Conflict between Agreement and Pipeline Service Order. In case of any conflict between the terms of this Agreement and the terms of any Pipeline Service Order, the terms of the applicable Pipeline Service Order shall govern.

9.	LIENS

TLO hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all applicable laws, which TLO would or might otherwise have under or with respect to all Products shipped or handled hereunder. TLO further agrees to furnish documents reasonably acceptable to TRMC and its lender(s) (if applicable), and to cooperate with TRMC in assuring and demonstrating that Product titled in TRMC’s name shall not be subject to any lien on the Short Haul Pipelines or TLO’s Products located therein.

10.	TITLE AND RISK OF LOSS; CUSTODY AND CONTROL

(a) Title and Risks of Loss. Title and the risk of loss or damage to the Products shall remain at all times with the owner of the Product.

(b) Custody and Control. TLO will have custody of the Products from the time the Products enter the Short Haul Pipelines until such time as the Products pass the manifold of third party pipelines, or are delivered by TLO to TRMC at the Refinery (pursuant to the Related Agreements).

11.	GOVERNMENT REGULATIONS

(a) Party Certification. Each Party certifies that none of the Products covered by this Agreement or any Pipeline Service Order were derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.

(b) Licenses and Permits. If applicable, TLO shall maintain all necessary licenses and permits for the transportation of Products through the Short Haul Pipelines.

(c) Compliance with Applicable Law. The Parties are entering into this Agreement and any Pipeline Service Order in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of the Short Haul Pipelines. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement and any Pipeline Service Order shall at any time be in conflict with any requirement of Applicable Law, then this Agreement and any Pipeline Service Order shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement and any Pipeline Service Order shall remain effective.

(d) Material Change in Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement or any Pipeline Service Order and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or a Pipeline Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement or to an applicable Pipeline Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

12.	LIMITATION OF LIABILITY

(a) Waiver of Consequential and Other Damages. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF SUCH PARTY WHILE PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT WITH RESPECT TO INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ACTUALLY AWARDED TO A THIRD PARTY OR ASSESSED BY A GOVERNMENTAL AUTHORITY AND FOR WHICH A PARTY IS PROPERLY ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT.

(b) No Guaranties or Warranties. Except as expressly provided in this Agreement or any Pipeline Service Order, neither TRMC nor TLO makes any guarantees or warranties of any kind, expressed or implied. TLO specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

13.	INDEMNITIES

(a) TLO Indemnities. Notwithstanding anything else contained in this Agreement or any Pipeline Service Order, TLO shall release, defend, protect, indemnify, and hold harmless TRMC, its carriers, and each of its and their respective affiliates, officers, directors, employees, agents, contractors, successors, and assigns (excluding any member of the Partnership Group) (collectively the “TRMC Group”), from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TRMC, TLO or the General Partner, and, as applicable, their carriers, customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to TRMC, TLO and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors, (iii) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of TLO or the General Partner in connection with the ownership or operation of the Short Haul Pipelines and the services provided hereunder, and, as applicable, their carriers, customers (other than TRMC), representatives, and agents, or those of their respective employees with respect to such matters, and (iv) any losses incurred by the TRMC Group due to violations of this Agreement or any Pipeline Service Order by TLO, or, as applicable, its customers (other than TRMC), representatives, and agents; PROVIDED THAT TLO SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS TRMC OR ANY MEMBER OF THE TRMC GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF TRMC OR ANY MEMBER OF THE TRMC GROUP.

(b) TRMC Indemnities. Notwithstanding anything else contained in this Agreement or any Pipeline Service Order, TRMC shall release, defend, protect, indemnify, and hold harmless TLO, General Partner, the Partnership, their subsidiaries and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (collectively the “Partnership Group”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TLO, the General Partner, TRMC, and, as applicable, their carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TLO, TRMC, and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors; (iii) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of TRMC, in connection with TRMC’s use of the Short Haul Pipelines and the services provided hereunder and TRMC’s Products stored hereunder, and, as applicable, its carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by the Partnership Group due to violations of this Agreement or any Pipeline Service Order by TRMC, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT TRMC SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS TLO OR ANY MEMBER OF THE PARTNERSHIP GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF TLO OR ANY MEMBER OF THE PARTNERSHIP GROUP.

(c) Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a claim is reported or discovered, whichever is earlier.

(d) No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 13 are independent of any insurance requirements as set out in Section 14, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(e) Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any claims that could be made with respect to the activities contemplated by this Agreement.

(f) Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

(g) Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

14.	INSURANCE

(a) Coverage. At all times during the Term and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, TRMC shall maintain at its expense the below listed insurance in the amounts specified below, or self-insurance in such amounts as may be agreed pursuant to a Pipeline Service Order. Such insurance shall provide coverage to TLO and such policies, other than Worker’s Compensation Insurance, shall include TLO as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by TLO (which shall be excess) and each policy shall provide the full coverage required by this Agreement and any Pipeline Service Order. All such insurance shall be written with carriers and underwriters acceptable to TLO, and eligible to do business in the state where the Short Haul Pipelines are located and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that TRMC may procure worker’s compensation insurance from the state where the Short Haul Pipelines are located. All limits listed below are required MINIMUM LIMITS:

(i) Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the state where the Short Haul Pipelines are located, in limits not less than statutory requirements;

(ii) Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii) Commercial General Liability Insurance, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by TLO or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement and any Pipeline Service Order by TRMC;

(iv) Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by TRMC or by Applicable Law from time to time. Limits of liability for this insurance must be not less than $1,000,000 per occurrence;

(v) Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi) Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii) Cargo/Inventory Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover all Products owned by TRMC in the Short Haul Pipelines.

(b) Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TLO, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.

(c) Insurance Certificates. Upon execution of this Agreement and prior to the operation of any equipment by TRMC, TRMC will furnish to TLO, and at least annually thereafter (or at any other times upon request by TLO) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement or any applicable Pipeline Service Order), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TLO and shall provide that there will be no material change in or cancellation of the policies unless TLO is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TLO prior to policy expiration.

(d) Self-Insurance. TRMC shall be solely responsible for any deductibles or self-insured retention.

15.	RESERVED

16.	DEFAULT

(a) A Party shall be in default under this Agreement if:

(i) The Party breaches any provision of this Agreement, a Pipeline Service Order or any of the Related Agreements, which breach has a material adverse effect on the other Party, and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(ii) the Party (1) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (2) makes an assignment or any general arrangement for the benefit of creditors, (3) otherwise becomes bankrupt or insolvent (however evidenced) or (4) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

If either of the Parties is in default as described above, then (i) if TRMC is in default, TLO may or (ii) if TLO is in default, TRMC may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement and any Pipeline Service Order; and/or (3) pursue any other remedy at law or in equity.

(b) Obligation to Cure. If a Party breaches any provision of this Agreement, a Pipeline Service Order or a Related Agreement, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(c) Cumulative Nature of Remedies. The remedies of TRMC and TLO provided for in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies at law or in equity.

(d) Obligations at Termination. Upon termination or expiration of this Agreement, TRMC shall promptly remove all of its crude petroleum and refined petroleum products from the Short Haul Pipelines within thirty (30) days of such termination or expiration.

17.	RIGHT TO ENTER INTO A NEW TRANSPORTATION SERVICES AGREEMENT

(a) Right to Enter New Agreement. Within two (2) years of termination of this Agreement for reasons other than (x) a default by TRMC and (y) any other termination of this Agreement initiated by TLO pursuant to Section 16, TRMC shall have the right to require TLO to enter into a new transportation services agreement (with ancillary Pipeline Service Orders, as appropriate) with TRMC that (i) is consistent with the terms set forth in this Agreement and Pipeline Service Orders in effect at the time of such termination, (ii) relates to the Short Haul Pipelines, and (iii) has commercial terms that are, in the aggregate, equal to or more favorable to TLO than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however, TLO shall not be required to enter into any such new transportation services agreement with a term that extends beyond November 7, 2037.

(b) New Agreement; Right of First Refusal. In the event that TLO proposes to enter into a pipeline transportation services agreement with a third party within two (2) years after the termination of this Agreement for reasons other than (x) by default by TRMC and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 16, TLO shall give TRMC ninety (90) days’ prior written notice of any proposed new pipeline transportation services agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon TRMC’s receipt of such written notice) (the “First Offer Period”) in which TRMC may make a good faith offer to enter into a new pipeline transportation services agreement with TLO (the “Right of First Refusal”). If TRMC makes an offer on terms no less favorable to TLO than the third-party offer with respect to such pipeline transportation services agreement during the First Offer Period, then TLO shall be obligated to enter into a pipeline transportation services agreement with TRMC on the terms set forth in TRMC’s offer to TLO. If TRMC does not exercise its Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party pipeline transportation services agreement. If no third party agreement is consummated during such ninety-day period, the terms and conditions of this Section 17(b) shall again become effective.

18.	FORCE MAJEURE

(a) As soon as possible upon the occurrence of a Force Majeure, TLO shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the Short Haul Pipelines that are affected by the Force Majeure and the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). If TLO advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 19 below, at any time after TLO delivers such Force Majeure Notice, either Party may terminate that portion of this Agreement or any Pipeline Service Order relating to the affected Short Haul Pipeline, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure ends prior to the expiration of such twelve (12)-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 18(a) to terminate this Agreement any Pipeline Service Order as a result of a Force Majeure with respect to any Short Haul Pipeline that has been unaffected by, or has been restored to working order since, the applicable Force Majeure, including pursuant to a Restoration under Section 19.

(b) Notwithstanding the foregoing, if TRMC delivers a Termination Notice to TLO (the “TRMC Termination Notice”) and, within thirty (30) days after receiving such TRMC Termination Notice, TLO notifies TRMC that TLO reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time, then the TRMC Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such TRMC Termination Notice had never been given.

(c) Subject to Section 19 below, TLO’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure that prevents TLO from shipping the Minimum Crude Pipeline Throughput Volume or the Minimum Product Pipeline Throughput Volume. If, for reasons of Force Majeure, TLO is prevented from shipping the Minimum Crude Pipeline Throughput Volume, then TRMC’s obligation to ship the Minimum Crude Pipeline Throughput Volume and pay the MCPTF shall be reduced to the extent that TLO is prevented from shipping the full Minimum Crude Pipeline Throughput Volume on the Crude Pipeline. At such time as TLO is capable of shipping through the Crude Pipeline volumes equal to the Minimum Crude Pipeline Throughput Volume, TRMC’s obligation to ship the full Minimum Crude Pipeline Throughput Volume and pay the MCPTF shall be restored. If, for reasons of Force Majeure, TLO is prevented from shipping the Minimum Product Pipeline Throughput Volume, then TRMC’s obligation to ship the Minimum Product Pipeline Throughput Volume and pay the MPPTF shall be reduced to the extent that TLO is prevented from shipping the full Minimum Product Pipeline Throughput Volume on the Product Pipelines. At such time as TLO is capable of shipping through the Product Pipelines volumes equal to the Minimum Product Pipeline Throughput Volume, TRMC’s obligation to ship the full Minimum Product Pipeline Throughput Volume and pay the MPPTF shall be restored. In addition, if TRMC is prevented from receiving Crude Oil from the Crude Pipeline, or shipping Petroleum Products on the Products Pipeline as a result of a Force Majeure event affecting the Storage Facility or other facilities owned by TLO, its obligation to ship the Minimum Crude Pipeline Throughput Volume and pay the MCPTF or ship the Minimum Product Pipeline Throughput Volume and pay the MPPTF shall be reduced accordingly. TLO agrees that it shall declare a Force Majeure if TLO is prevented from shipping the Minimum Crude Pipeline Throughput Volume or the Minimum Product Pipeline Throughput Volume due to the inability of any pipeline connecting to the Short Haul Pipelines to supply or accept Crude Oil or Petroleum Products, as applicable.

19.	CAPABILITIES OF SHORT HAUL PIPELINES

(a) Interruptions of Service. TLO shall use reasonable commercial efforts to minimize the interruption of service on the Short Haul Pipelines. TLO shall promptly inform TRMC of any anticipated partial or complete interruption of service which is projected to extend more than twenty-four (24) hours on any part of the Short Haul Pipelines affecting TLO’s ability to receive or deliver Products on the Short Haul Pipelines, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions TLO is taking to resume full operations, provided that TLO shall not have any liability for any failure to notify, or delay in notifying, TRMC of any such matters except to the extent TRMC has been materially prejudiced or damaged by such failure or delay.

(b) Maintenance and Repair Standards.

(i) Subject to Force Majeure, interruptions for routine repair and maintenance consistent with customary crude petroleum and refined petroleum products pipeline standards, and any applicable regulatory requirements, TLO shall accept for shipment on the Short Haul Pipelines in accordance with pipeline industry standards all Crude Oil and Petroleum Products that TRMC requests TLO to transport. Further, TLO shall maintain and repair all portions of the Short Haul Pipelines in accordance with pipeline industry standards and in a manner which allows the Short Haul Pipelines to be capable, subject to Force Majeure, of shipping, storing and delivering volumes of Crude Oil and Petroleum Products which are no less than the Crude Pipeline Throughput Capacity and the Product Pipeline Throughput Capacity.

(ii) If for any reason, including without limitation a Force Majeure event, the throughput capacity of the Crude Pipeline should fall below the Minimum Crude Pipeline Throughput Volume, or the throughput capacity of the Product Pipelines should fall below the Minimum Product Pipeline Throughput Volume, then (A) during such period of reduced throughput capacity, TRMC’s obligation to ship the Minimum Crude Pipeline Throughput Volume or the Minimum Product Pipeline Throughput Volume, as applicable, shall be reduced as described in Section 18(c) above and (B) within a reasonable period of time after the commencement of such reduction, TLO shall make repairs to and/or replace the affected portion of the Short Haul Pipelines to restore the capacity of the Crude Pipeline to the Crude Pipeline Throughput Capacity and to restore the capacity of the Product Pipelines to the Product Pipeline Throughput Capacity (“Restoration”). Except as provided below in Sections 19(c) and 19(d), all such Restoration shall be at TLO’s cost and expense unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of TRMC, its employees, agents or customers.

(c) Capacity Resolution. In the event of the failure of TLO to maintain the Short Haul Pipelines at a level sufficient to maintain Crude Pipeline Throughput Capacity or the Product Pipeline Throughput Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity on the affected portion of the Short Haul Pipelines which will, among other things, specify steps to be taken by TLO to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation industry standards and shall take into consideration TLO’s economic considerations relating to costs of the repairs and TRMC’s requirements concerning the operation of the Refinery. In the event that TRMC’s economic considerations justify incurring additional costs to restore the Short Haul Pipelines in a more expedited manner than the time schedule determined in accordance with the preceding sentence, TRMC may require TLO to expedite the Restoration to the extent reasonably possible, subject to TRMC’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan wherein TRMC agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 18(a) above so long as such Restoration is completed with due diligence, and TRMC shall pay such portion to TLO in advance based on an estimate conforming to reasonable engineering standards applicable to the Crude Pipeline or the Product Pipelines, as applicable. Upon completion, TRMC shall pay the difference between the actual portion of Restoration costs to be paid by TRMC pursuant to this Section 19(c) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of TLO’s invoice therefor, or, if appropriate, TLO shall pay TRMC the excess of the estimate paid by TRMC over TLO’s actual costs as previously described within thirty (30) days after completion of the Restoration.

(d) TRMC’s Right To Cure. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TLO either (i) refuses or fails to meet with TRMC within the period set forth in Section 19(c), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 19(c) or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, TRMC may, as its sole remedy for any breach by TLO of any of its obligations under Section 19(c), require TLO to complete a Restoration of the affected portions of the Short Haul Pipelines. Any such Restoration required under this Section 19(d) shall be completed by TLO at TRMC’s cost. TLO shall use commercially reasonable efforts to continue to provide transportation services for Crude Oil and Petroleum Products tendered by TRMC while such Restoration is being completed. Any work performed by TLO pursuant to this Section 19 shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline industry standards and in accordance with all Applicable Laws, rules and/or regulations. Additionally, during such period after the occurrence of (A) a Partnership Change of Control or (B) a sale of the Refinery, TRMC may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by TLO of the applicable provisions of this Agreement, including, without limitation, the obligation to make Restorations described herein.

20.	SUSPENSION OF REFINERY OPERATIONS

(a) No Termination. This Agreement shall continue in full force and effect regardless of whether TRMC decides to permanently or indefinitely suspend refining operations at the Refinery for any period.

(b) Continued Liability for MCPTF and MPPTF. If refining operations at the Refinery are suspended for any reason (including Refinery turnarounds and other scheduled maintenance), then TRMC shall remain liable for payment of the MCPTF and the MPPTF under this Agreement for the duration of the suspension.

21.	ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL

(a) As of the Commencement Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to TLO. Upon such assignment to TLO, TLO shall have all of the respective rights and obligations set forth herein during the Term of this Agreement.

(b) Except as otherwise provided in this Section 21, TRMC shall not transfer, assign, or convey its interests hereunder, in whole or in part, to a third party without the written consent of the TLO, which consent shall not be unreasonably withheld. TLO may assign its interest hereunder without consent from TRMC to any subsidiary or affiliated company. TLO shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TLO. TRMC may assign its interest hereunder without consent from TLO to any subsidiary or affiliated company or any purchaser of the Refinery, provided that such purchaser meets acceptable credit standards to be determined in TLO’s commercially reasonable discretion. A Party making a permitted assignment shall notify the other Party in writing at least ten (10) days prior to the effective date of such assignment.

(c) TRMC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control. TLO shall provide TRMC with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

22.	NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to TRMC, to:

Tesoro Refining & Marketing Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

Attention: General Counsel

If to TLO, to:

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: General Counsel

For all other notices and communications:

Attention: Don J. Sorensen, Senior Vice President, Logistics

phone: (210) 626-6195

email: Don.J.Sorensen@andeavor.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

23.	REPORTS AND AUDIT

Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three (3) years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

24.	CONFIDENTIAL INFORMATION

(a) Confidential Information and Exceptions Thereto. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 24. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of TLO that was in the possession of TRMC or any of its affiliates as a result of their ownership or operation of the Short Haul Pipelines prior to the Commencement Date);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 24, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b) Required Disclosures. Notwithstanding Section 24(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 24, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The provisions of this Section 24 shall survive the termination of this Agreement for two (2) years.

25.	MISCELLANEOUS

(a) Modification; Waiver. This Agreement or any Pipeline Service Order may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement or any Pipeline Service Order may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement or any Pipeline Service Order, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement or any Pipeline Service Order will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Integration. This Agreement, together with the Schedules and Pipeline Service Orders and the other agreements executed on the date hereof in connection with the transactions contemplated by the Contribution Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. In the event of a conflict of provisions of this Agreement and the Omnibus Agreement, the provisions of the Omnibus Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets as set forth in this Agreement.

(c) Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement shall not be interpreted against one of the Parties as the drafting Party.

(ii) Plural and singular words each include the other.

(iii) Masculine, feminine and neutral genders each include the others.

(iv) The word “or” is not exclusive and includes “and/or.”

(v) The words “includes” and “including” are not limiting.

(vi) References to the Parties include their respective successors and permitted assignees.

(vii) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(d) Governing Law; Jurisdiction. This Agreement and any Pipeline Service Order shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or any Pipeline Service Order brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(e) Counterparts. This Agreement and any Pipeline Service Order may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(f) Severability. Whenever possible, each provision of this Agreement and any Pipeline Service Order will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or any Pipeline Service Order or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(g) No Third-Party Beneficiaries. Except as specifically provided herein, including as set forth in Section 13, it is expressly understood that the provisions of this Agreement and any Pipeline Service Order do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(h) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

(i) Schedules and Pipeline Service Orders(s). Each of the Schedules and Pipeline Service Order(s) attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Commencement Date.

TESORO LOGISTICS OPERATIONS LLC

By:	/S/ STEVEN M. STERIN
Steven M. Sterin
President and Chief Financial Officer

Solely in respect of Section 21(a) only: ANDEAVOR LOGISTICS LP

By:	TESORO LOGISTICS GP, LLC,
its general partner

By:	/S/ STEVEN M. STERIN
Steven M. Sterin
President and Chief Financial Officer

Solely in respect of Section 21(a) only: TESORO LOGISTICS GP, LLC

By:	/S/ STEVEN M. STERIN
Steven M. Sterin
President and Chief Financial Officer

TESORO REFINING & MARKETING COMPANY LLC

By:	/S/ GREGORY J. GOFF
Gregory J. Goff
President

Signature Page to

Anacortes

Transportation Services Agreement

SCHEDULE A

SHORT HAUL PIPELINES

Schedule A

Anacortes Transportation Services Agreement

EXHIBIT 1

FORM OF PIPELINE SERVICE ORDER

(ANACORTES SHORT HAUL PIPELINES [     ] - _________, 20__)

This Pipeline Service Order is entered as of ______ ___, 20__, by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro Logistics Operations LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Transportation Services Agreement (Anacortes Short-Haul Pipelines), dated as of November 8, 2017, by and among such parties, and Tesoro Logistics GP, LLC, a Delaware limited liability company, and Andeavor Logistics LP, a Delaware limited partnership (the “Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Pursuant to Section 8 of the Agreement, the parties hereto agree to the following provisions:

[Insert applicable provisions:

(i) The rules and procedures for the Short Haul Pipelines, if any, referenced in Section 2;

(ii) The per Barrel throughput fee for the Crude Pipeline;

(iii) The per Barrel throughput fee for the Products Pipelines;

(iv) Any other services and the fees for such services;

(v) Any capital expenditures and related costs to be incurred;

(vi) Any surcharges for additional capital expenditures and related costs;

(vii) Methods for adjusting fees and charges;

(viii) Measurement procedures to determine volumes being throughput through the Short Haul Pipelines; and

(ix) Any other services as may be agreed.]

Except as set forth in this Pipeline Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Pipeline Service Order.

[Signature Page Follows]

Exhibit 1 –

Anacortes Transportation Services Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Pipeline Service Order as of the date first written above.

	TESORO LOGISTICS OPERATIONS LLC		TESORO REFINING & MARKETING COMPANY LLC

By:		By:

Exhibit 1 –

Anacortes Transportation Services Agreement